UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2005

The Allied Defense Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11376	04-2281015
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8000 Towers Crescent Drive, Suite 260, Vienna, Virginia		22182
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 847-5268

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 18, 2005, The Allied Defense Group, Inc., a Delaware corporation ("Allied"), announced that its acquisition by way of purchase of all issued and outstanding stock of Global Microwave Systems, Inc. ("GMS") closed on November 16, 2005, effective as of November 1, 2005.

Under the terms of the Stock Purchase Agreement by and among Allied, GMS and Sam Nasiri, the sole stockholder of GMS, Allied purchased all of the issued and outstanding stock of GMS for a base purchase price of approximately $11,000,000 in cash, delivery of a $6,700,000 three (3) year promissory note and $2,500,000 in Allied stock. The purchase price could be increased by up to $4 million depending upon earnings of GMS in 2006 an 2007. Allied financed the acquisition through its existing credit facility. The purchase price was based on arm’s length negotiations among the parties.

GMS is a full service engineering and development company which designs and manufacturers miniature and sub-miniature transmitters, receivers and related equipment for investigative, surveillance and security applications, and live TV news/sports/entertainment coverage. GMS will join Allied’s Electronic Security Segment.

Item 3.02 Unregistered Sales of Equity Securities.

Allied issued 118,072 unregistered shares of its common stock to Sam Nasiri as a part of the purchase price for the GMS stock referenced above. The shares were issued in a private placement pursuant to the requirements of Regulation D.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release dated November 18, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Allied Defense Group, Inc.

November 18, 2005	By:	John J. Marcello

Name: John J. Marcello
Title: Chief Executive Officer and President

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 18, 2005